HANOVER GOLD COMPANY, INC.


                            CODE OF ETHICAL BEHAVIOR


     To promote integrity and ethical values within the Company, management has established certain criteria to insure that its employees and those other persons who perform services for the company (collectively "employees") maintain the highest standard of behavior. Each of these persons is expected to assume the responsibility for applying the standards of ethical conduct set out in this Code of Ethical Behavior (the "Code") and to at all times be truthful, honest and fair when dealing with fellow employees, management and associates of the Company.

     Employees are cautioned to never put themselves in a position where their personal interests may inappropriately influence their judgment on Company matters. Employees are to avoid any activity that might compromise or seem to compromise the integrity of the Company or any of its employees. Employees may not solicit or accept gifts that may lend themselves to influencing or obligating an employee to act other than in the best interest of the Company. If uncertain about accepting a gift, the intended recipient of the gift shall inform an appropriate officer of the Company of the intended gift and only if the appropriate officer approves the gift, may the employee accept it. Employees shall avoid conflicts of interests in connection with the conduct of the Company's business except as may be permitted by this Code. Any potential conflict of interest, including with a Company associate, must be disclosed to the appropriate Company representative. No transaction having a perceived potential conflict may be pursued unless it is approved in advance by the appropriate duly authorized and disinterested officers of the Company, the board of directors or any appropriate committee.

     An employee's conduct shall at all times be lawful. Acts, including but not limited to, acts of theft, fraud, embezzlement, misappropriation, any form of wrongful conversion of property, deception, intentional misrepresentation pertaining to the Company or bribery are strictly prohibited. Employees may not destroy or alter corporate records for the purpose of falsifying, concealing or misrepresenting information for any purpose. Employees may not conceal information required to be disclosed in the Company's filings with the Securities and Exchange Commission.

     Employees may not use information they have gained through their employment or association with the Company for personal profit or to inform others unless the Company has publicly disclosed the information. Employees are prohibited from usurping corporate opportunities for their benefit. Corporate opportunities may only be advanced for the legitimate business interests of the Company.



     Any employee suspected or accused of violating the company's Code will be given the opportunity to be represented by counsel and to present his or her case at a hearing before the Board of Directors. If the Board determines that a violation has occurred the Board shall take the appropriate steps to either reprimand employee, discharge employee and/or report the violation to the appropriate authorities.

     Each employee has a responsibility to deal ethically in all aspects of the Company's business and is encouraged to report any known or suspected act of fraud, conflict of interest, theft or embezzlement, violation of the law, falsification of contract, reports or records, bribery and kickbacks, improper conduct, misuse of company property or other violation of this Code to the Audit Committee. The report may be made anonymously. The Audit Committee will investigate all reported incidences of misconduct or ethical violation. All communications with the Audit Committee will be kept in the strictest confidence. The Audit Committee will refer all matters of misconduct or unethical behavior to the company's chief counsel or President/CEO and if appropriate action is not taken, then to the Board of Directors.

     A director, officer or employee shall maintain the Company's accounting and other records, or cause them to be maintained, so that they accurately reflect the true nature of any transaction, account balances or other items. Any false, incomplete, misleading or artificial entry made on the Company's books or records or the transferring of charges or costs to inappropriate accounts is strictly prohibited. No payment on behalf of the Company shall be made or approved unless used for its stated purpose. No slush or other fund shall be established unless there is an accounting for receipts or expenditures on the Company's books.

     In an effort to provide an environment conducive to creating the highest ethical standards, management has adopted the following procedures:

1. The accounting department has set up and will maintain separate personal and business income and expense accounts and is maintaining segregated personal and business funds.

2. Employees have been informed that they will not be rewarded for performance over and above their expected duties nor will they be offered bonus plans.

3. The Company's bookkeeper/accountants have been instructed to provide management with monthly income and expense reports.

4. Management will take a conservative approach in matters relating to financial and tax reporting.

5. The President of the Company will be in charge of all matters pertaining to the Company and all employees are to report directly to him/her. The Secretary of the Company is responsible for keeping the corporate books of the company and recording acts of the Board of Directors. Minutes of Board of Director's meetings will be circulated among the Directors for their comments and approval. The Treasurer of the Company is responsible for keeping the financial records for the Company and overseeing the Company's bookkeeper/accountants and reporting any inconsistencies to the President. The officers of the Company are answerable to the Board of Directors, as is the Audit Committee, which is appointed by the Board.

6. The Company's Auditors will be appointed or ratified by the shareholders of the Company.

7. Employees have been informed of the specifics of their job and of how they will be held accountable in the event they fail to perform as expected.

8. All prospective employees will be made knowledgeable of the company's history, its goals, direction and manner of operating.

9. All prospective employees will be diligently screened and a thorough investigation will be made into his/her employment history so that management may determine a potential employee's past work ethic.

10. If an employee is terminated for whatever reason or if employee gives notice of termination to the Company, the employee will be asked, coincident with the giving of notice by the Company or the employee, to surrender all keys and other means of access to the company's facilities, files and the like. Management has designated an oversight person, and may designate other such persons within the Company to oversee the handing over of all keys and other means of access and to verify the items of access against a check list prepared at the time the employee is given the items of access. Employee will be asked to clean out his/her personal belongings in the presence of the designated oversight person(s). Management may at its discretion cause to have all or some of its locks changed subsequent to employee's departure.

11. The Company's bookkeeper/accountants have been advised to inform management of any accounting, information and systems upgrades that would enhance the tracking and reporting of financial and other information. Management will assess the benefits to the Company in making the upgrade against the costs involved. Upgrades deemed necessary for accuracy of accounting and tax reporting will be automatically made.

12. It will be mandatory for the company's bookkeeper/accountants to attend classes or seminars or the like for instruction on how to use any upgrade the Company may incorporate into its systems.




13. The Company's bookkeeper/accountants have been instructed to prepare quarterly operating budgets and projections as a tool for management to use in comparing actual results.

14. The Company maintains all of its accounting records and other corporate records of importance in locked fire proof file cabinets.

15. Management has segregated the responsibility for authorizing transactions, recording transactions and maintaining custody of assets among its employees.

16. Management is working closely with its auditors and has adopted and will continue to adopt the recommendations made by its auditors to implement internal controls.

17. Management is, on a semi-annual basis, conducting an internal review utilizing an Internal Control Review Checklist prepared by its auditors. Management has designated an employee familiar with management 's role and procedures in enforcing the Company's Code of Ethical Behavior and the activities of the company's employees, with the responsibility for the internal review. A copy of the completed Checklist is given to the President and to the Audit Committee.

     Any employee who violates this Code is subject to possible suspension or other disciplinary action, including discharge. Any employee who assists in or knowingly fails to report a violation of this Code may also be subject to suspension, discharge or other appropriate action.


     I _____________________ certify that I have read and understand the Code of Ethical Behavior and that it is my intent to comply with its terms.

Dated  this  _______,  day  of  ____________,  2004.